EXHIBIT 4.46

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated effective as of April 24, 2024 (the “ Effective Date”), is between DAVID PLEITNER, an individual and resident of the State of Michigan (“Seller”), and CANOPY MANAGEMENT, LLC, a Michigan limited liability company (“Buyer”) (each, a “Party” and, together, the “Parties”).

BACKGROUND

A. Seller, Buyer, and Golden Harvests LLC, a Michigan limited liability company (the “Company”), are parties to the Amended and Restated Operating Agreement of the Company dated as of May 1, 2021 (the “Operating Agreement”). Capitalized terms used but not defined in this Agreement have the meanings given to them in the Operating Agreement.

B. The Company is a Michigan limited liability company that has elected to be tax as a C corporation for federal and applicable state and local income tax purposes.

C. As of immediately before the Closing (as defined below), Seller owns a 40.0% Membership Interest in the Company (the “Pleitner Interest”), and Buyer owns the remaining 60% Membership Interest in the Company.

D. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, one-half of the Pleitner Interest (such one-half of the Pleitner Interest, the “Purchased Interest”), such that, immediately after the Closing, Seller will own a 20.0% Membership Interest in the Company and Buyer will own the remaining 80.0% Membership Interest in the Company, all as more fully described, and subject to the terms and conditions set forth, in this Agreement.

The Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale. On the terms, and subject to the conditions, set forth in this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Purchased Interest (including, without limitation, (a) Seller’s right to receive distributions from the Company attributable to the Purchased Interest, and (b) any and all voting and information rights attributable to the Purchased Interest), free and clear of any pledge, lien, charge, security interest, mortgage, claim, or other encumbrance or adverse interest of any kind (each, an “Encumbrance”), for the Purchase Price (as defined below).

Section 1.02 Purchase Price. The purchase price for the Purchased Interest shall be $2,000,000 (the “Initial Purchase Price”) plus the Additional Purchase Price (as defined below) plus any True-Up Amount (as defined below), subject, in each case, to offset pursuant to Section 6.06.

(a) Payment of Initial Purchase Price. Buyer shall pay the Initial Purchase Price in thirteen equal quarterly installments of $50,000 each (each, an “IPP Installment”), with the thirteenth and final installment including the remaining $1,350,000 due. The first IPP Installment will be due on January 1, 2025, and subsequent IPP Installments will be due, with respect to each calendar quarter, on the first day of each following calendar quarter thereafter until the Initial Purchase Price has been paid in full. Buyer may, at any time following January 1, 2025 and from time to time, prepay all or any portion of the Initial Purchase Price without notice to, or the prior written consent of, Seller, provided that if the Buyer pays all of the Initial Purchase Price before the 18th month anniversary of the execution of this Agreement the Seller shall be entitled to an additional payment of $100,000, due immediately.

(b) Additional Purchase Price—Calculation and Payment.

(i) With respect to each calendar quarter while any portion of the Initial Purchase Price remains outstanding, Buyer shall pay to Seller, as additional consideration for the Purchased Interest, an amount (the “Additional Purchase Price”) equal to the greater of (A) the Distribution Equivalent (as defined below) and (B) 1.42% of the average daily unpaid balance of the Initial Purchase Price during such calendar quarter. Each payment of Additional Purchase Price shall be paid within 30 days after payment of the related quarterly IPP Installment.

(ii) For purposes of this Section 1.02(b):

(A) “Catch-Up Amount” means, for each quarter while any portion of the Initial Purchase Price remains outstanding, the difference obtained by subtracting the amount calculated under subsection (B) of Section 1.02(b)(i) for such quarter from the amount calculated under subsection (A) of Section 1.02(b)(i) for such quarter, but in any event not less than zero.

(B) “ Distribution Equivalent” means, for each calendar quarter while any portion of the Initial Purchase Price remains outstanding, an amount equal to (1) 1% for each $100,000 (or, for any increment that is less than $100,000, the percentage represented by the percentage such increment is of $100,000 – e.g., if there is an increment of $50,000, the percentage would be 0.5%) of then-unpaid Initial Purchase Price multiplied by (2) the aggregate amount of available cash the Company distributed to its members in such calendar quarter pursuant to Section 6.01(a) of the Operating Agreement.

(c) True-Up. Within 30 days after the payment of the final IPP Installment, Buyer shall pay to Seller the amount, if any, by which $56,250 exceeds the aggregate Catch-Up Amounts (such amount, the “True-Up Amount”).

(d) Acknowledgments. The Parties acknowledge and agree that (i) none of the Initial Purchase Price, Additional Purchase Price, or True-Up Amount will bear interest and are solely an unsecured contractual obligation of Buyer; and (ii) the right to receive the Initial Purchase Price, the Additional Purchase Price, and the True-Up Amount (if any) shall not be represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or ownership interest in Buyer.

Section 1.03 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Contemplated Transactions”) shall take place simultaneously with the execution of this Agreement on the Effective Date remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the Contemplated Transactions shall be deemed to occur at 12:01 a.m. (Pacific Time) on the Effective Date.

Section 1.04 Transfer Taxes. Seller shall pay, and shall reimburse Buyer and the Company for, any sales, use, or transfer taxes, documentary charges, recording fees or similar taxes, charges, fees, or expenses, if any, that become due and payable as a result of the Contemplated Transactions.

Section 1.05 Withholding Taxes. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer is required to deduct and withhold from such payment under applicable tax laws. Any amount so deducted and withheld shall be paid over to the appropriate governmental body and shall be treated as delivered to Seller hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct as of the Closing.

Section 2.01 Authority of Seller; Enforceability. Seller is an individual and resident of the State of Michigan. Seller has all necessary power and authority to enter into this Agreement and the documents to be delivered by Seller hereunder, to carry out his obligations hereunder and thereunder, and to consummate the Contemplated Transactions. This Agreement and the documents to be delivered by Seller hereunder have been duly executed and delivered by Seller and (assuming Buyer’s due authorization, execution, and delivery of this Agreement) constitute Seller’s legal, valid, and binding obligations, enforceable against Seller in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 2.02 No Conflicts; Consents. Seller’s execution, delivery, and performance of this Agreement and the documents to be delivered by Seller hereunder, and the consummation of the Contemplated Transactions by Seller, do not and will not: (a) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Seller; or (b) conflict with or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any contract, oral or written, or other instrument to which Seller is a party or otherwise bound. No consent, approval, waiver, or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with Seller’s execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions.

Section 2.03 Legal Proceedings. Seller is not a party to any claim, action, suit, proceeding, or governmental investigation (“ Action”) and, to Seller’s knowledge, there is no Action threatened or pending against Seller, or any event that has occurred or circumstance that exists that may give rise to, or serve as the basis for, any Action, in each case, (a) relating to or affecting the Purchased Interest or in which a charging order against the Purchased Interest has been sought or awarded; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the Contemplated Transactions.

Section 2.04 Ownership of Purchased Interest.

(a) Seller has good and valid title to the Purchased Interest, free and clear of all Encumbrances, other than those existing under the Operating Agreement.

(b) Except those set forth in the Operating Agreement, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting, transfer, or assignment of the Purchased Interest.

Section 2.05 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

Section 2.06 Non-Foreign Status. Seller is not a foreign person as such term is used in Section 1446(f) of the Internal Revenue Code or Treasury Regulations Section 1.1445-2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE III are true and correct as of the Closing.

Section 3.01 Organization and Authority of Buyer; Enforceability. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Michigan. Buyer has all necessary limited liability company power and authority to enter into this Agreement and the documents to be delivered by Buyer hereunder, to carry out its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. Buyer’s execution, delivery, and performance of this Agreement and the documents to be delivered by Buyer hereunder and the consummation of the Contemplated Transactions have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and the documents to be delivered by Buyer hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller of this Agreement and the Assignment) constitute Buyer’s legal, valid, and binding obligations, enforceable against Buyer in accordance with their terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the documents to be executed by Buyer hereunder, and the consummation of the Contemplated Transactions by Buyer, do not and will not (a) violate or conflict with the certificate of formation, operating agreement, or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the Contemplated Transactions.

Section 3.03 Investment Purpose. Buyer is acquiring the Purchased Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Interest is not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Purchased Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.04 Legal Proceedings. Buyer is not a party to any Action and, to Buyer’s knowledge, there is no Action pending or threatened against Buyer, or any event that has occurred or circumstance that exists that may give rise to, or serve as the basis for, any Action, in each case, that challenges or seeks to prevent, enjoin, or otherwise delay the Contemplated Transactions.

Section 3.05 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer.

ARTICLE IV

CLOSING DELIVERABLES

Section 4.01 Closing Deliverables. At the Closing, Seller shall deliver to Buyer the assignment of membership interest, in the form attached hereto as Exhibit A (the “Assignment”), duly executed by Seller.

ARTICLE V

OTHER MATTERS

Section 5.01 Approvals. Buyer and Seller, as the only Members of the Company, hereby: (a) expressly consent to the transfer of the Purchased Interest from Seller to Buyer, which Buyer and Seller acknowledge and agree constitutes the only consent required under the Operating Agreement with respect to such transfer, and (b) for the avoidance of any doubt, expressly waive any other notice, consent, or other action that is or may be required under the Operating Agreement in connection with such transfer.

Section 5.02 Publicity and Announcements. Neither Party shall (orally or in writing) publicly disclose or issue any press release, make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement, the transactions contemplated hereby, or the terms hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld or delayed), except to the extent that such Party (based on the reasonable advice of counsel) is required to make any public disclosure or filing regarding the subject matter of this Agreement (a) by applicable law; or (b) in connection with enforcing its rights under this Agreement.

Section 5.03 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions, in each case, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Survival. The representations, warranties, covenants, and agreements contained in this Agreement and all related rights to indemnification shall survive the Closing.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall defend, indemnify, and hold harmless Buyer, its affiliates, and their respective members, shareholders, managers, directors, officers, and employees from and against:

(a) all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, and the costs of enforcing any right to indemnification under this Agreement (collectively, “Losses”), arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall defend, indemnify, and hold harmless Seller and its affiliates from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Company pursuant to this Agreement.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other Party (the “Indemnifying Party”). The failure to give prompt notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. In connection with any claim giving rise to indemnity under this Agreement resulting from or arising out of any Action by a person or entity who is not a Party, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with its counsel. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations under this Agreement. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 6.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within 15 business days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 6.06 Offset Right. If Buyer is entitled to indemnification for any Losses under this ARTICLE VI, then Buyer may, but will have no obligation to, offset all or any part of such Losses against the unpaid portion of the Initial Purchase Price, the Additional Purchase Price and/or the True-Up Amount, and, in such event, the amount set off shall be deemed paid to Seller and reduce the amount otherwise payable by Buyer to Seller under Section 1.02 on a dollar-for-dollar basis.

Section 6.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable law.

Section 6.08 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. Except as otherwise provided in Section 1.04, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Party at the address for such Party on file with the Company (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.02).

Section 7.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the terms and provisions in the body of this Agreement and those in the documents delivered in connection herewith, the terms and provisions in this body of this Agreement shall control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 7.07 No Third-Party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

Section 7.09 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 7.10 Governing Law. All matters arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction).

Section 7.11 Submission to Jurisdiction. Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the courts of the State of Michigan located in Bay County, Michigan, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 7.12 Waiver of Jury Trial. MAKER AND HOLDER EACH HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING INVOLVING THIS NOTE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THE CONTEMPLATED TRANSACTION.

Section 7.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party (a) agrees that it shall not oppose the granting of such specific performance or relief and (b) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.15 Waiver of Defense. Each Party agrees that this Agreement’s invalidity for public policy reasons and/or its violation of federal cannabis laws is not a valid defense to any dispute or claim arising out of this Agreement. Each Party expressly waives the right to present any defense related to the federal illegality of cannabis and agrees that such defense shall not be asserted, and will not apply, in any dispute or claim arising out of this Agreement.

Section 7.16 Agreement Prepared by Company Counsel. Seller has read this Agreement and acknowledges that:

(a) counsel for Buyer prepared this Agreement on behalf of Buyer and not on behalf of Seller or the Company;

(b) Seller has been advised that a conflict exists between its interests and the interests of Buyer;

(c) this Agreement and the Contemplated Transactions may have significant legal, tax, financial, and other consequences to Seller;

(d) Seller has sought, or has had the full opportunity to seek, the advice of independent legal and tax counsel and/or financial and tax advisors of its choosing regarding such consequences; and

(e) counsel for Buyer has made no representations to Seller regarding such consequences.

[Signatures on following page]

The Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

SELLER:

/s/ David Pleitner
David Pleitner

BUYER:

CANOPY MANAGEMENT, LLC, a Michigan limited liability company

By:	/s/ J. Obie Strickler
Name:	J. Obie Strickler
Title:	Manager

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

Form of Assignment of Membership Interest

See attached.

A-1